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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 18, 2005

SUPERIOR ESSEX INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-50514 (Commission File Number)	20-0282396 (IRS Employer Identification No.)

150 Interstate North Parkway, Atlanta, Georgia 30339
(Address of Principal Executive Offices) (Zip Code)

(770) 657-6000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐
  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into A Material Definitive Agreement.

        On February 18, 2005, Superior Essex Inc. (the "Company") entered into a Consulting Agreement with DG Network (the "Consultant"), a company owned by Denys Gounot, a member of the Company's Board of Directors. Under the terms of the Consulting Agreement, the Consultant will provide SEI consulting services ("Consulting Services") in connection with the potential combination of the Company's winding wire operations in the UK with Nexans' European winding wire operations.

        Under the Consulting Agreement, Denys Gounot will be the primary person providing the Consulting Services. DG Network will receive a fee of $25,000 per month, plus expenses.

        Unless extended by written agreement of the Consultant and the Company or unless earlier terminated in accordance with its provisions, the Consulting Agreement commenced as of February 1, 2005 and extends until June 30, 2005.

        The Board of Directors of the Company anticipates that under the Board's Governance Principles and applicable law, payments made by the Company to the Consultant will result in Mr. Gounot not being considered an "independent director". As a result, Mr. Gounot will no longer be a member of the Company's Audit Committee and the Board Chair, Mr. Haymon, has been named to replace Mr. Gounot on the Audit Committee. The disinterested members of the Board considered this issue in approving the Consulting Agreement, but determined that Mr. Gounot's unique experiences and skills, including his historical position at Alcatel when the Nexans winding wire business reported to him, made the Consulting Agreement in the best interests of the Company and its shareholders. Of the seven members of the Board, five directors, or more than 2/3rd, remain independent.

Item 9.01.    Financial Statements and Exhibits.

  (a)
  Not applicable.

  (b)
  Not applicable.

  (c)
  Exhibits:

Exhibit Number	Description
99.1	Consulting Agreement dated as of February 1, 2005.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ESSEX INC.
Dated: February 23, 2005
	By:	/s/ DAVID S. ALDRIDGE Name: David S. Aldridge Title: Executive Vice President, Chief Financial Officer and Treasurer

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Item 1.01. Entry Into A Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES